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                                                                   EXHIBIT 99.1


                    CONCESSION AND LEASE PURCHASE AGREEMENT

         This CONCESSION AND LEASE PURCHASE AGREEMENT, (the "Agreement") is entered into effective as of March 31, 1995, (the "Effective Time") by and between PAROO PETROLEUM (USA), INC., a Delaware corporation (herein called "Seller"), and HARKEN ENERGY CORPORATION, a Delaware corporation (herein called "Purchaser").

                                    RECITALS

         WHEREAS, pursuant to that certain Concession Purchase Agreement (the "Acquisition Agreement") and that certain Joint Operations Agreement (the "JOA") each dated effective as of August 1, 1988, by and among Seller (and others) and Chuska Energy Company, Seller acquired a Participating Interest in the Concession Properties (hereafter defined), including, without limitation, those Concession Properties described on Exhibit "A" attached hereto.

         WHEREAS, Seller owns an undivided interest, beneficially, in and to those certain oil and gas leases described on Exhibit "B" attached hereto (the "BIA Leases").

         WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all of Seller's right, title and interests in and to the Concession Properties and the BIA Leases.

         NOW, THEREFORE, for and in consideration of the premises, of the covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the parties agree as follows:

         1. Definitions. For purposes of this Agreement, unless otherwise defined herein, capitalized terms set forth in this Agreement shall have the meaning ascribed to them in the Acquisition Agreement.

         2. Purchase and Sale. Subject to the terms and conditions hereinafter set forth, Purchaser shall purchase from Seller, and Seller shall sell, assign, transfer, grant, convey and deliver to Purchaser, effective as of the Effective Time, free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions, and encumbrances created by, through or under Seller, but not otherwise, the following:

                 (a) Concession Properties. All of Seller's right, title and interest in and to the properties described in Section 2 of the Acquisition Agreement (all of Seller's right, title and interest in all of such property is herein called the "Concession Property"), such property to include, without limitation, Seller's right, title and interest, if any, in and to the following:

                          (i)     Seller's interest in the Concession Property
described or referred to on Exhibit "A" hereto;

                          (ii)    Seller's interest in the JOA and all rights
of Seller created under or by virtue of the JOA;  and





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                          (iii)   Seller's interest in all other properties,
assets, rights or interests owned by Seller under or pursuant to the Acquisition Agreement and/or the JOA, regardless of whether such properties, assets or interests are described or referred to on Exhibit "A" attached hereto.

                 (b) BIA Leases. All of Seller's right, title and interest in and to the BIA Leases, together with any and all producing, non-producing and shut-in oil and gas wells, salt water disposal wells, water wells, injection wells, and all other wells attributable to Seller's right, title and interest in the BIA Leases, all equipment, rights- of-way, easements, appurtenances, contract rights, personal property, and hydrocarbons located on or used in connection with Seller's right, title and interest in the BIA Leases.

         All of Seller's right, title and interest in the Concession Properties and the BIA Leases are herein collectively called the "Properties".

         Notwithstanding anything to the contrary, Purchaser agrees to and shall assume and pay, perform and discharge when due all liabilities and obligations of Seller relating to the Properties, other than the liabilities and costs set forth in Section 10 hereof.

         3.      Purchase Consideration.   Seller and Purchaser agree that the
purchase consideration to be paid by Purchaser at the Closing of this Agreement for the Properties (the "Purchase Price") shall be 534,000 newly issued shares of Purchaser's common stock, par value $.01 per share, (the "Purchaser Common Stock") and three hundred thousand dollars US (US $300,000) (the "Purchase Cash").

         4. No Adjustment to Purchase Price. There shall be no adjustment made to the Purchase Price, no right of look back or audit by either Seller or Purchaser following the Closing. Any and all proceeds and revenues which have not been distributed by Purchaser on or before the date of Closing shall be retained by Purchaser as part of the Properties. Seller shall have no right, title nor call to any undistributed revenues. Any and all proceeds and revenues which have been distributed by Purchaser to Seller on or before the date of Closing shall be retained by Seller and shall not be a part of the Properties. Purchaser shall have no right, title nor call to any distributed revenues. Any and all revenues or other disbursements relating to the Properties which may be received by the Seller after the date of Closing, shall be immediately returned and paid over by the Seller to the Purchaser.

                 Except as set forth in Section 10 hereof, any and all costs, billings, obligations, cash calls or other liabilities which have accrued or arisen, whether invoiced by Purchaser to Seller or not, shall be and are hereby assumed by Purchaser and Seller shall thereafter have no obligation or liability therefor.

         4.A.    Allocation of Taxable Income and Expenses for CHAP Venture.
Seller's interest in the Properties is operated by a joint venture known as the CHAP Venture which reports its income and losses as a partnership for federal income tax purposes. Seller and Purchaser are both Venturers of the CHAP
Venture.   The sale by Seller of its entire interest in the CHAP Venture contemplated





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by this Agreement permits Purchaser and Seller, by agreement, to estimate
(using any reasonable method) the pro rata part of the Seller's share of distributive items described in the Internal Revenue Code of 1986, as amended (the "Code"), Section 702(a), which Seller would have included in taxable income had it remained a Venturer until the end of the CHAP Venture's taxable year. Consequently, the allocation of the CHAP Venture items of income and expense attributable to Seller's interest for federal income tax purposes for the 1995 tax year between Seller and Purchaser may be based on any reasonable method. Through the Effective Time, the CHAP Venture has received certain amounts of income attributable to Seller's interest which have not, and pursuant to Section 4 of this Agreement will not, be distributed to Seller. In addition, Seller has made certain cash contributions to the CHAP Venture in response to CHAP Venture cash calls. Paragraph 6(a) of the Tax Partnership Agreement ("TPA") for the CHAP Venture allocates income from the sale of oil and gas to the Venturers according to their respective contributions to the
costs and expenses to which the items relate.   Based on the foregoing, Seller
and Purchaser agree that the CHAP Venture items described in Code Section 702(a) for the 1995 tax year with respect to the Seller's interest will be allocated as follows:

         1. Seller will be allocated income from the CHAP Venture equal to the amount of the cash distributions (arising from CHAP Venture sales made during the 1995 tax year) from the CHAP Venture actually received by Seller prior to Closing.

         2. Seller will be allocated deductions from the CHAP Venture equal to the amounts of cash contributions made by Seller with respect to the cash calls prior to Closing.

         3. Except as provided in 1 and 2, Purchaser will be allocated all items of income, gain, loss, deduction and credit attributable to Seller's interest in the CHAP Venture.

         5.      Registration Rights.

                 (a)      Certain Definitions.     As used in this Section 5,
the following terms shall have the following respective meanings:

                          (i)     "Commission" means the Securities and
Exchange Commission, or any other federal agency at the time administering the Securities Act of 1933, as amended (the "Act").

                 (ii) "Registration Statement" means the Registration Statement filed by Purchaser with the Commission for a public offering and sale of securities of Purchaser pursuant to this Section, but shall not include a Registration Statement on Form S-8 or Form S-4, or any other registration statement filed by Purchaser with the Commission covering only securities proposed to be issued in exchange for securities or assets of another corporation, or in connection with any benefit or compensation plan of the Purchaser.

                 (iii) "Registerable Shares" means the shares of Purchaser Common Stock acquired by Seller pursuant to the terms of this Agreement, and shall include any other shares of common





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stock of Purchaser issued in respect of such shares (whether because of stock splits, stock dividends, reclassifications, recapitalizations, or similar events affecting Purchaser); provided, however, that shares of common stock of Purchaser which are Registerable Shares shall cease to be Registerable Shares upon any sale pursuant to a Registration Statement under this Section 5, or any other disposition by Seller of less than all of the shares of common stock of Purchaser received by Seller pursuant to a private sale or other disposition, including all dispositions of the common stock by Seller pursuant to Section 4(1) and Rule 144 of the Act, it being the expressed intentions of the parties hereto that the registration rights contained herein may only be assigned by a Seller in connection with any private sale or other transaction agreed to by Seller subsequent to the date hereof if all of Seller's Registerable Shares are sold or otherwise transferred pursuant to such transaction.

                 (b)      Sale or Transfer of Shares; Legend.

                          (i)     The Registerable Shares and shares issued in
respect of the Registerable Shares shall not be sold or transferred unless either (A) they first have been registered under the Act, or (B) Purchaser first shall have been furnished with an opinion of Sewell & Riggs, a Professional Corporation, or other legal counsel, reasonably satisfactory to Purchaser, to the effect that such sale or transfer is exempt from the registration requirements of the Act.

                          (ii)    All of the Registerable Shares of Purchaser
Common Stock shall bear the legend in the following form:

         THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES ACT AND CANNOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER SUCH ACTS OR EXEMPTIONS FROM REGISTRATION ARE AVAILABLE. THE TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS RESTRICTED UNDER THE CONCESSION AND LEASE PURCHASE AGREEMENT DATED AS OF MARCH 31, 1995 BY AND AMONG PAROO PETROLEUM
         (USA), INC., AND HARKEN ENERGY CORPORATION. A COPY OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE RECORD HOLDER OF THE CERTIFICATE TO HARKEN ENERGY CORPORATION.

                 (c)      Demand Registration.

                          (i)     Right to Demand Registration.  In the event
that Seller has not elected to participate in a Piggyback Registration pursuant to which all of the Registerable Shares will be registered on terms and conditions acceptable to Seller within ninety (90) days after the date of Closing, then Seller shall have the right at anytime thereafter up to two (2) years following the date of Closing, to request a registration under the Securities Act of the Seller's Registerable Shares.

                          (ii)    Request for Registration.   A request for a
Demand Registration shall specify the number of Registerable Shares requested to be registered. Any registration requested pursuant to this subparagraph
(c)(ii) is referred to herein as a "Demand Registration."

                          (iii)   Number of Demand Registrations.   Seller will
be entitled under this





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Section 5(c), if applicable, to require one Demand Registration in which
Purchaser will pay all Registration Expenses (as hereinafter defined). A registration will not count as a Demand Registration unless and until it has remained effective for 365 days or such shorter period as shall be required to sell all of the securities registered pursuant thereto (but not before the expiration of the applicable prospectus delivery period); provided that in any event Purchaser will pay all Registration Expenses in connection with any registration initiated as a Demand Registration whether or not it has become effective.

                          (iv)    Priority on Registrations.  Purchaser will
use reasonable efforts not to include in any Demand Registration any securities which are not Registerable Shares without the prior written consent of the holders of the Registerable Shares initially requesting such registration. If a Demand Registration is an underwritten offering and the managing underwriters advise Purchaser in writing that in their opinion the number of Registerable Shares and, if permitted hereunder, other securities requested to be included in such offering, exceeds the number of Registerable Shares and other securities, if any, which can be sold in an orderly manner in such offering within a price range acceptable to the holders of the Registerable Shares initially requesting registration, Purchaser will include in such registration, prior to the inclusion of any securities which are not Registerable Shares, the number of Registerable Shares requested to be included which in the opinion of such underwriters can be sold in an orderly manner within the price range of such offering, pro rata among the respective holders thereof on the basis of the amount of Registerable Shares requested by such holders to be included in such registration.

                          (v)     Selection of Underwriters.    If any Demand
Registration is in the form of an underwritten offering, Purchaser will select and retain the investment banker or investment bankers and manager or managers that will administer the offering; provided, however, that such selection will be subject to the approval of the holders of the Registerable Shares participating in such registration, which shall not be unreasonably withheld. Purchaser shall (together with all holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting. If a holder of Registerable Shares disapproves of the terms of the underwriting, such holder may elect to withdraw therefrom by written notice to
Purchaser and the managing underwriter.   The Registerable Shares so withdrawn
shall also be withdrawn from registration.

                 (d)      Piggyback Registrations.

                          (i)     Right to Piggyback.   Whenever Purchaser
proposes to register any of its securities under the Act for sale for cash and the registration form to be used may be used for the registration of Registerable Shares, Purchaser will give prompt written notice to all holders of Registerable Shares of its intention to effect such a registration and will include in such registration all Registerable Shares with respect to which Purchaser has received written requests for inclusion therein within 15 days after the receipt of Purchaser's notice (a "Piggyback Registration"). If Purchaser gives notice of such a proposed registration, the total number of Registerable Shares which shall be included in such registration shall be limited to such number, if any, as in the reasonable opinion of the manager of such offering would not adversely affect the marketability or





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offering price of all of the securities proposed to be offered by Purchaser in such offering; provided however, if the holders of Registerable Shares having registration rights upon a Piggyback Registration are not permitted to include all of such Registerable Shares by reason of such determination by the manager of the offering, the Registerable Securities to be included in the offering shall be determined in accordance with subparagraphs (d)(iii) and (iv) below. Notwithstanding the foregoing, Purchaser may, in its sole discretion and without the consent of any holder of Registerable Shares, withdraw such Registration Statement and abandon such proposed public offering.

                          (ii)    Piggyback Expenses.  The prorated
Registration Expenses of the holders of Registerable Shares will be paid by Purchaser in all Piggyback Registrations.

                          (iii)   Priority on Primary Registrations.  If a
Piggyback Registration is a primary registration on behalf of Purchaser, and the managing underwriters advise the company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to Purchaser, Purchaser will include in such registration (i) first, the securities Purchaser proposes to sell, (ii) second, the Registerable Shares requested to be included in such registration, pro rata among the holders thereof on the basis of the number of shares of such Registerable Shares requested to be included in such registration by each such holder, and (iii) third, other securities requested to be included in such registration.

                          (iv)    Priority on Secondary Registrations.  If a
Piggyback Registration is an underwritten secondary registration on behalf of holders of Purchaser's securities, and the managing underwriters advise Purchaser in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to the holders initially requesting such registration, Purchaser will use its reasonable efforts to include in such registration (i) first, the securities the holders initially requesting such registration propose to sell, and (ii) second, the Registerable Shares requested to be included in such registration, pro rata among the holders thereof on the basis of the number of shares of such Registerable Shares requested to be included in such registration by each such holder.

                 (e) Holdback Agreement. Each holder of Registerable Shares agrees not to effect any public sale or distribution (including sales pursuant to Rule 144 of the Act) of any Registerable Shares, within seven days prior to and during the 60-day period beginning on the date specified in writing by Purchaser to the holder as being the intended effective date of any underwritten Demand Registration or any underwritten Piggyback Registration in which Registerable Shares are included (except as part of such underwritten registration), unless the underwriters managing the registered public offering otherwise agree.

                 (f) Registration Procedures. Whenever the holders of Registerable Shares have requested that any Registerable Shares be registered pursuant to this Section, Purchaser will use reasonable efforts to effect the registration and the sale of such Registerable Shares in accordance with the intended method of disposition thereof, and pursuant thereto Purchaser will as expeditiously





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as possible:

                          (i)     prepare and file with the Commission ( within
thirty days of receipt of a request for registration from Seller as contemplated by Section 5(c)(ii) hereof) a Registration Statement on the appropriate form with respect to such Registerable Shares and use best efforts to cause such Registration Statement to become effective (provided that before filing a Registration Statement or prospectus or any amendments or supplements thereto, Purchaser will furnish to the counsel selected by the holders of the Registerable Shares covered by such Registration Statement copies of all such documents proposed to be filed, which documents will be subject to the review of such counsel);

                          (ii)    prepare and promptly file with the Commission
such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for a period of not less than 365 consecutive days or such shorter period which will terminate when Registerable Shares covered by such Registration Statement have been sold (but not before the expiration of the applicable prospectus delivery period) and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement during such period in accordance with the intended methods of disposition by the Seller thereof as set forth in such Registration Statement;

                          (iii)   furnish to each seller of Registerable Shares
the number of copies of such Registration Statement, each amendment and supplement thereto, the prospectus included in such Registration Statement (including each preliminary prospectus) and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registerable Shares owned by such seller;

                          (iv)    use its reasonable efforts to register or
qualify such Registerable Shares under such other securities or blue sky laws of such jurisdictions within the United States as any seller reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registerable Shares owned by such seller (provided that Purchaser will not be required to qualify generally to do business or file any general consent to service of process in any jurisdiction where it would otherwise not be required to qualify or file but for this subparagraph);

                          (v)     notify each seller of such Registerable
Shares, at any time when a prospectus relating thereto is required to be delivered under the Act, of the happening of any event as a result of which the prospectus included in such Registration Statement contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and, at the request of any such seller, Purchaser will prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registerable Shares, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein misleading;





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                          (vi)    use its reasonable efforts to cause all such
Registerable Shares to be listed on each securities exchange on which similar securities issued by Purchaser are then listed and, if not so listed, to be listed on the NASD automated quotation system and, if listed on the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), use its reasonable efforts to secure designation of all such Registerable Shares covered by such Registration Statement as a NASDAQ "national market system security" within the meaning of Rule 11Aa2-1 of the Commission or, failing that, to secure NASDAQ authorization for such Registerable Shares and, without limiting the generality of the foregoing, to arrange for at least one market maker to register as such with respect to such Registerable Shares with the
NASD:

                          (vii)   provide a transfer agent and registrar (which
may be Purchaser) for all such Registerable Shares not later than the effective date of such Registration Statement;

                          (viii)  enter into such customary agreements
(including underwriting agreements in customary form) and take all such other actions as the holders of the Registerable Shares being sold or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registerable Shares (including, without limitation, effecting a stock split or a combination of shares);

                          (ix)    make available for inspection by  any seller
of Registerable Shares, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records (reasonably requested), pertinent corporate documents and properties of Purchaser as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause Purchaser's officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such Registration Statement; provided, however, each seller of Registerable Shares agrees that information obtained by it as a result of such inspections which is deemed confidential shall not be used by it as the basis for any market transaction in securities of the Purchaser unless and until such information is made generally available to the public and each such seller shall cause any attorney, accountant or agent retained by such seller to keep confidential any information so deemed;

                          (x)     otherwise use reasonable efforts to comply
with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months beginning with the first day of Purchaser's first full calendar quarter after the effective date of the Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

                          (xi)    permit any holder of Registerable  Shares,
which holder, in its reasonable judgment, might be deemed to be an underwriter or a controlling person of Purchaser to participate in the preparation of such registration or comparable statement and to make comments thereon;





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                          (xii)   in the event of the issuance of any stop
order suspending the effectiveness of a Registration Statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any common stock included in such Registration Statement for sale in any jurisdiction, Purchaser will use reasonable efforts promptly to obtain the withdrawal of such order;

                          (xiii)  use reasonable efforts to cause such
Registerable Shares covered by such Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the Seller thereof to consummate the disposition of such Registerable Shares;

                          (xiv)   use reasonable efforts to obtain a cold
comfort letter from the Purchaser's independent public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters as the holders of the Registerable Shares being sold in such registration reasonably request; and

                          (xv)    use reasonable efforts thereafter to cause
the Registerable Shares to qualify as "margin stock" within the meaning of Regulations G, T and U promulgated by the Federal Reserve Board.

                 (g) Allocation of Registration Expenses. Purchaser shall be responsible for and pay all Registration Expenses (as defined below).
Seller shall only be responsible for and pay the following fees and expenses of registration:

                          (i)     Underwriting discounts and selling
commissions attributable to the  sale of the Seller's Registerable Shares; and

                          (ii)    Fees and expenses of Seller's independent
legal counsel.

                          Notwithstanding the foregoing, if a registration is
withdrawn at the written request of Seller and if Seller elects in writing not to have such registration counted as a registration requested under subparagraph (c) of this Section, Seller shall pay all reasonable Registration
Expenses of such registration   For purposes of this Section "Registration
Expenses" shall mean and include all fees and expenses incident to Purchaser's performance of or compliance with this Section 5 (other than those specifically payable by Seller pursuant to this subparagraph (g)), including, without limitation, all registration and filing fees, listing fees, fees and expenses of compliance with securities or blue sky laws, printing and engraving expenses, messenger and delivery expenses, and fees and disbursements for counsel, all independent certified public accountants, underwriters and any others retained by Purchaser.

                 (h) Certain Delays. Purchaser shall have the right from time to time and at anytime to defer for a period not to exceed 30 days, the filing of any Registration Statement requested under Sections 5(c) or 5(d) above if, in reasonable judgment of Purchaser's board of directors, such registration would materially interfere with or materially and adversely affect any





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then existing negotiations for financing arrangements of financing plans of
Purchaser, or any arrangement or plan of Purchaser, then pending or being negotiated in good faith, relating to any acquisition, disposition, merger or similar transaction.

         6.      Representations and Warranties of Seller.    The Seller
represents and warrants to Purchaser the following:

                 (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted;

                 (b) Seller has full power and authority under its articles of incorporation and by-laws to conduct its business as presently conducted and to perform its obligations under this Agreement.

                 (c) This Agreement is a legal and binding obligation of Seller, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency reorganization, moratorium and similar laws and equitable principles relating to or limiting creditors' rights generally.

                 (d) Seller owns a 11.625% Participating Interest in the Concession Properties; free and clear of all mortgages, liens, pledges, security interests, charges, claims, and encumbrances of any nature whatsoever that have been created by, through or under Seller, but not otherwise.

                 (e) Seller owns its beneficial interest in BIA Leases free and clear of all mortgages, liens, pledges, security interests, charges, claims and encumbrances of any nature whatsoever that have been created by, through, or under Seller, but not otherwise.

                 (f) To Seller's knowledge, Seller has not received any material prepayment respecting any of the Properties and Seller has not entered into any agreement which contains a "take or pay" clause or similar arrangement that has obligated Seller to deliver oil, gas or other hydrocarbons at some
future time without then or thereafter receiving full payment thereof.   To
Seller's knowledge, Seller is not currently obligated to "make up" any deliveries of oil or gas to any third parties out of future production from any of the Properties.

                 (g) To Seller's knowledge, no suit, action or other proceeding is pending before any court or governmental agency as of the date of this Agreement of which Seller is a party and which might result in substantial impairment or loss of any of Seller's title to any material part of the Properties or the ability of any Seller to perform its obligations hereunder.

                 (h) With respect to the "Basic Documents" (defined below), to Seller's knowledge and in all material respects:

                          (i)     Seller is not in breach or default with
respect to any of its material obligations pursuant to such Basic Documents, or any regulations incorporated therein or governing





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same;

                          (ii)    Seller or any other party to any Basic
Documents has not given or threatened to give notice of any action to terminate, cancel, rescind or procure a judicial reformation of any Basic Documents or any provision thereof; and

                          (iii)   Subject to any requisite consents to
assignment or transfer of the Properties, the execution of this Agreement and the consummation of the transactions contemplated hereby will not result in a breach of, constitute default under, or result in a violation of the material provisions of any Basic Document.

As used herein the term "Basic Documents" shall mean the Acquisition Agreement, the JOA, the BIA Leases, agreements in respect of or affecting the purchase, sale gathering, delivery, compression, transferring, processing, marketing or any other disposition of oil, gas or condensate produced from or attributable to the Properties, unitization or pooling agreement and all other material executory contracts relating to the Properties.

                 (j) Seller has been furnished with or has had access to the information it has requested from Purchaser and has had an opportunity to ask questions and receive answers from management of Purchaser. Seller acknowledges that it has received and had the opportunity to review copies of Purchaser's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, Purchaser's Quarterly Reports on Form 10-Q for the quarters ended March 31, and June 30 and September 30, 1994 and its Proxy Statement dated April 22, 1994 (collectively referred to herein as the "Purchaser SEC Filings"). Seller is either (i) an "accredited investor" (as defined in Rule 501(a) of the Act) or (ii) alone, or together with a "purchaser representative" (as defined in Rule 501(h) promulgated pursuant to the Act), has knowledge, experience and skill in business and financial matters and with respect to investments in securities so as to enable it to understand and evaluate the merits and risks of the acquisition of the Purchaser Common Stock and to form an investment decision with respect to such investment. Seller agrees that each certificate representing shares of Purchaser Common Stock issued pursuant to this Agreement will contain the restrictive legend set forth in Section 5(b)(ii) hereof and acknowledge that stop transfer instructions will be given to Purchaser's transfer agent for the shares of Purchaser Common Stock.

         7. Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller the following:

                 (a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                 (b) Purchaser has full power and authority to carry on its business as presently conducted, to enter into this Agreement, to purchase the Properties on the terms described in this Agreement, and to perform its other obligations under this Agreement.

                 (c) The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of Purchaser.

                 (d) This Agreement is a legal and binding obligation of Purchaser, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium and similar laws and equitable principles relating to or limited creditors' rights generally.

                 (e) Purchaser has incurred no liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.

                 (f) Purchaser is knowledgeable, competent, and experienced in the oil and gas industry and has independently evaluated and interpreted all information and data relating to the Properties prior to entering into this Agreement, understands and is financially able to bear the risk associated with the Properties, and has independently conducted all the due diligence investigations and reviews of all technical, geological, environmental and legal matters concerning the Properties as it deems necessary prior to Closing. Purchaser acknowledges that Seller has made no statements or representations concerning the present or future value of anticipated income, costs or profits, if any, to be derived from the Properties, and Purchaser has relied solely upon its independent inspections, estimates, computations, evaluations, reports, studies and knowledge of the Properties.

         8. Survival of Representations and Warranties. The representation and warranties of Seller in Section 6 and the representations and warranties of Purchaser in Section 7 shall survive the Closing for a period of one (1) year from the Closing Date (as hereinafter defined).

         9.      Covenants of Purchaser.

                 (a) Purchaser agrees to indemnify and hold Seller's Indemnified Group as hereinafter defined) and any member thereof, harmless from, and shall reimburse Seller and its agents, directors, officers, employees and predecessors in interest (collectively "Seller's Indemnified Group") with respect to all claims, demands, causes of action, losses, damages, liabilities, costs and expenses, including attorneys' fees and court costs, including, without limitation, the environmental liabilities discussed in
Section 9(b) below (collectively the "Claims"), arising out of, and/or incurred, in connection with the ownership, development and operation of the Properties asserted against or incurred by any member of Seller's Indemnified Group for any Claims for acts, events, omissions, occurrences or conditions arising or occurring before or after the Effective Time, except for Seller's Indemnified Claims as described in Section 10 hereof, regardless of whether such Claims are founded in whole or in part upon the negligent acts or omissions of any member of the Seller's Indemnified Group.

                 (b) Without limiting the generality of the foregoing, Purchaser agrees to indemnify and hold Seller's Indemnified Group and any member thereof harmless from, and shall reimburse Seller's Indemnified Group and any member thereof, with respect to any and all fines, penalties, costs, clean-up charges, remediation expenses and assessments (other than Seller's Indemnified Claims) levied or assessed against Seller's Indemnified Group or any member thereof by any person, party or entity, including, but not limited to, any local, state or federal government entity or authority, together with any and all Claims of every kind or character, except for Seller's Indemnified Claims, asserted against or incurred by Seller's Indemnified Group or any member thereof at any time for any Claims for acts, events, omissions, conditions or occurrences, except for Seller's Indemnified Claims, arising or occurring before or after the Effective Time by reason of, or arising from, the Properties or the presence, generation, transportation, treatment, disposal or release of any hazardous substances or any other environmental contamination regarding the Properties that arises or occurs before or after the Effective Time in any manner, including but not limited to the above-referenced presence of hazardous substance or any other environmental contamination upon the Properties that arises or occurs after the Effective Time, regardless of whether such Claims are founded in whole or in part upon the negligent acts or omissions of Seller's Indemnified Group or any member thereof, but excluding Seller's Indemnified Claims. For purposes of this
Section 9, "hazardous substances" and "environmental contamination" shall include, without limitation, oil, gas and other hydrocarbons, radioactive materials, including NORM, asbestos or asbestos containing materials, polychlorinated biphenyels and any chemicals, materials, wastes or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "toxic substances," "toxic pollutants," "contaminants," or "pollutants" or words of similar import under any environmental laws or regulations, ordinances, codes and policies, now in effect or hereinafter enacted, and as such may be amended from time to time, relating to the environment or human health or safety, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., the Hazardous Material Transportation Act, as amended, 49 U.S.C. Section 1801 et seq., the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C.
Section 6901 et seq., Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1201 et seq., the Safe Drinking Water Act, 42 U.S.C. Section 3808 et seq., the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq., and the Clean Air Act, as amended, 42 U.S.C. Section 7401 et seq.

                 (c) Purchaser hereby agrees, as of the Effective Time, to assume, perform and comply with all of the provisions and obligations (express or implied) that are attributable to the Properties or that are attributable to acts, operations, omissions or conditions arising before or after the Effective Time (except for Seller's Indemnified Claims), including, but not limited to: all of the terms and conditions of the JOA, the BIA Leases and all applicable and valid agreements, contracts and instruments, unit agreements, joint operating agreements, pooling agreements, communitization agreements and easements and rights-of-way respecting the BIA Leases; all existing lease burdens (including, but not limited to, royalties, overriding royalties, production payments, net profits interest, carried working interest or similar burdens); and all duties imposed by governmental law, rule or regulation.

                 (d) All covenants of Purchaser contained in this Section 9 shall survive Closing.

         10.     Covenants of Seller.   Seller  agrees to indemnify and hold
Purchaser harmless from, and shall reimburse Purchaser and its agents, directors, officers, and employees (collectively

"Purchaser's Indemnified Group") with respect to all Claims, including attorneys' fees and court costs including, relating to, arising out of or in connection with any of the following (the Claims set forth in subparagraphs (a) and (b) below for which Seller shall indemnify Purchasers' Indemnified Group are herein collectively called "Seller's Indemnified Claims"):

                 (a) All fines penalties, clean-up charges remediation expenses and assessments levied or asserted against Purchasers' Indemnified Group by any local, state or federal government entity or authority by reason of or arising from the clean-up or remediation of any hazardous substances or any other environmental contamination that exists on or at the Aneth Gas Plant as of the Effective Time, but only to the extent that any of the foregoing (i) is not subject to indemnification by El Paso Natural Gas Company and (ii) is based on or attributable to Seller's interest in the Aneth Gas Plant; and

                 (b) All amounts, including interest, penalties and fines, levied or asserted against Purchaser's Indemnified Group by reason of or arising from an investigation or audit by the Minerals Management Service pending as of the Effective Time respecting the alleged underpayment of royalties or other amounts payable to the Tribe under or pursuant to Tribal Agreements or the BIA Leases, but only to the extent that such amounts are based on or attributable to Seller's interest in the Properties.

         Notwithstanding any other provision of this Section 10, Seller shall not be obligated to reimburse the Purchaser's Indemnified Group for any Seller's Indemnified Claims until Seller has received invoices and related backup documents sufficient to identify the item of cost, the amount of the cost, the party to whom the cost was paid, Seller's share of such cost, why such cost was incurred and that the amount of cost was reasonable in light of all circumstances. Seller may request and Purchaser shall provide to Seller all information necessary to establish the foregoing to the reasonable satisfaction of Seller and Purchaser.

         Notwithstanding the provisions of Section 4 of this Agreement to the contrary, should Purchaser be reimbursed by El Paso Natural Gas Company, the Minerals Management Service or any successor, assign or other party related thereto for any item of cost related to Seller's Indemnified Claims, Seller shall be entitled to Seller's Participating Interest (as defined in the Joint Operations Agreement dated August 1, 1988) share of such reimbursement whether the cost reimbursed was originally incurred by the CHAP Venture before or after the Effective Time and Purchaser shall promptly remit Seller's share of such reimbursement to Seller.

         All covenants of Seller contained in this Section 10 shall survive Closing.

         11. Seller's Conditions to Closing. The obligations of Seller at the Closing are subject, at the option of Seller, to the satisfaction at or prior to the Closing that all representations and warranties of Purchaser contained in this Agreement shall be true in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing, and Purchaser shall have performed and satisfied all material agreements in all material respects required by this Agreement to be performed and satisfied by Purchaser at or prior to the Closing.

         12.     Purchaser's Conditions.   The obligations of Purchaser at the
Closing are subject, at the option of Purchaser, to the satisfaction at or prior to the Closing that all representations of Seller contained in this Agreement shall be true in all material respect at and as of the Closing as if such representations and warranties were made at and as of the Closing, and Seller shall have performed and satisfied all material agreements in all material respects required by this Agreement to be performed and satisfied by Seller at or prior to the Closing.

         13.     Closing.   Unless the parties hereto mutually agree otherwise
and subject to the conditions stated in this Agreement, the Consummation of the transactions contemplated hereby (herein called the"Closing" and the date of which herein called the "Closing Date") shall be held on or before May 15, 1995 at 12:00 noon, Dallas, Texas time. The Closing shall be held at the office of Purchaser or at such other place as Purchaser and Seller may agree in writing.

         14.     Closing Obligations.   At the Closing, the following events
shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others.

                 (a) Seller shall execute, acknowledge and deliver an Assignment and Bill of Sale to Purchaser covering the Concession Properties in the form (executed in sufficient counterparts to facilitate recording) substantially set forth in Exhibit "C" hereto.

                 (b) Purchaser shall instruct and cause its transfer agent to issue the Purchaser Common Stock to Seller as specified in Section 3 hereof.

                 (c) Purchaser shall pay the Purchase Cash to Seller by check or wire transfer as Seller shall request prior to Closing.


         15.     Obligations after Closing.

                 (a) Sales Taxes and Recording Fees. Purchaser shall pay all sales taxes and assessments occasioned by the sale of the Properties, and Purchaser shall pay all filing and recording fees required in connection with the filing and recording of any assignments.

                 (b) Further Assurances. After Closing, Seller and Purchaser shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action as may be reasonably necessary or advisable to carry out their obligations under this Agreement and under any document, certificate or other instrument delivered pursuant hereto or required by law. If at any time subsequent to the Closing, either party comes into possession of money or property belonging to the other, such money or property shall be promptly turned over to the party entitled thereto. If requested by Purchaser, after Closing Seller shall execute, acknowledge and deliver a Declaration of Ownership in the form reasonably satisfactory to Seller and Purchaser, to be executed in sufficient counterpart for filing with (i) the Minerals Division of the Tribe, (ii) the Bureau of Indian Affairs in Window Rock, Arizona, (iii) San Juan

County, New Mexico, (iv) Apache County, Arizona, and (v) San Juan County, Utah.

         16. Termination. This Agreement and the transaction contemplated hereby may be terminated in the following instances:

                 (a) By Seller if the conditions set forth in Section 10 are not satisfied in a material way or waived as of the Closing Date.

                 (b) By Purchaser if the conditions set forth in Section 11 are not satisfied in a material way or waived as of the Closing Date.

                 (c) At any time by the mutual written agreement of Purchaser and Seller.

         17.     Title and Warranty.

                 (a) Title. Purchaser has had the opportunity to examine all files, title information and production data that Seller has in its possession relating to the Properties. The furnishing of such files, title information and production data shall create no liability or responsibility on the part of Seller and Seller makes no warranty or representation as to the correctness or completeness of the files, title information and production data so furnished. Purchaser has conducted, or will conduct prior to Closing, such examination of title and other information as it sees fit and has notified Seller that this examination revealed no title defects which would cause Seller's title to be not merchantable. The purchase and sale of the Properties shall be made pursuant to a special warranty of title subject to all reservations, exceptions, limitations, claims, encumbrances or burdens (i) contained herein, (ii) which are of record, (iii) of which Purchaser has actual notice, or (iv) which are not claimed by, through or under Seller.

                 (b) Warranty. At the Closing, Seller shall convey the Properties subject to a special warranty of title that the Properties are free and clear from all mortgages, liens, claims or other encumbrances by or on behalf of any person or entity claiming by, through or under Seller, but not otherwise. Purchaser acknowledges that it has relied solely on the basis of its own investigation of the Properties. NOTWITHSTANDING ANYTHING TO THE CONTRARY, EXCEPT FOR THE FOREGOING SPECIAL WARRANTY OF TITLE, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO TITLE TO THE PROPERTIES. AT THE CLOSING, SELLER SHALL CONVEY THE PROPERTIES "AS IS, WHEREAS," WITHOUT ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, INCLUDING WARRANTIES AS TO DESCRIPTION, VALUE, QUALITY, CONDITION, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

         18.     Miscellaneous Provisions.

                 (a) Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective
successors and assigns of the parties.   Notwithstanding the foregoing, neither
Purchaser nor Seller may assign their rights or obligations hereunder prior to Closing without the written consent of the other parties.

                 (b) Counterparts. This Agreement may be executed in two or more identical counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All proceedings to be taken and all documents to be executed and delivered by the parties at Closing shall be deemed to have been taken and executed simultaneously with all other proceedings to be taken and documents to be executed and delivered at Closing and no proceeding shall be deemed taken or any documents delivered or executed until all have been taken, executed and delivered at Closing.

                 (c) Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

                 (d) Finder's Fee. Seller and Purchasers represent that they neither are nor will be obligated for any finders fee or commission in connection with this transaction.

                 (e) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

                 (f)      Notices.   Any notice, demand or other communication
required to be given or made under this Agreement shall be in writing and be deemed duly given or made if delivered or sent by telex or facsimile as follows:

                 SELLER:          PAROO PETROLEUM (USA), INC.
                                           10 Floor, 145 Eagle Street
                                           Brisbane, Queensland, Australia 4000
                                           Attention:       Mr. Dennis D. Benbow
                                           Facsimile:       (011) 61-7-832-6411

         with copy to:                     Sewell & Riggs
                                           333 Clay Avenue, Suite 800
                                           Houston, Texas  77002-4086
                                           Attention:       N.L. Stevens, Esq.
                                           Facsimile:       (713) 652-8807

         PURCHASER:               HARKEN ENERGY CORPORATION
                                           5605 N. MacArthur Boulevard, Suite 400
                                           Irving, Texas  75038
                                           Attention:       Larry E. Cummings, General Counsel
                                           Facsimile:       (214) 753-6963

         Any party may change its address for the purpose of this Agreement by giving notice of such change to the other parties pursuant to the provisions of this section. Any notice, demand or other communication sent by facsimile shall be deemed given, in absence of proof to the contrary, upon receipt in a legible form by the party being served.

                 (g)      Legal Costs.   The costs of legal counsel incidental
to the instructions for and the preparation and execution of this Agreement, all counterparts thereof and all documents executed in connection therewith shall be borne and paid by the parties who engage such counsel or on whose behalf such counsel was engaged.

                 (h) Governing Law; Jurisdiction and Venue. The terms and interpretation of this Agreement shall be governed by the laws of the State of Texas. In no event shall any Texas laws or principles of conflicts of law be used to permit the laws of another jurisdiction to govern, nor to permit jurisdiction or venue to be other than those specified herein. The courts of the State of Texas shall have exclusive jurisdiction over any dispute related to this Agreement.

                 (i)      Amendments.    No modification, variation or
amendment of this Agreement shall have any force or effect unless it is in writing and signed by all Parties. Unless the context otherwise so requires, a reference to this Agreement shall include a reference to this Agreement as modified, varied or amended from time to time.

                 (j)      Powers of Attorney.   If this Agreement is executed
for and on behalf of any of the parties by an attorney-in-fact, each attorney so executing declares that at the time of execution of this Agreement, no notice of the revocation of the power of attorney under the authority of which he or she executes this Agreement has bee received. A copy of each such power of attorney shall be furnished to each other Party to this Agreement upon request.

                 (k) Entire Agreement. This Agreement supersedes all prior proposals, whether oral or written, and all previous negotiations and understanding among Purchaser and Seller with respect to the subject matter hereof.

                 (l)      Conflicts.   In the event that the provisions of this
Agreement conflict with the provisions of the JOA or any other agreement or instrument executed and delivered to effectuate the transactions contemplated by this Agreement, the provisions of this Agreement shall prevail over all others.

                 (m) Incorporation of Exhibits and Schedules. All Exhibits and Schedules referred to herein are incorporated herein and made a part of this Agreement for all purposes.

                 (n)      Publicity.   Seller and Purchaser shall consult with
each other with regard to all press releases and other publicity issued at or prior to the Closing concerning this Agreement or the transactions contemplated hereby, except as may be required by applicable laws or the applicable rules and regulations of any governmental agency or stock exchange.

                 (o)      Arbitration.   If  the parties are unable to resolve
a dispute arising under this Agreement, then such dispute shall be settled by binding arbitration in Houston, Texas, before an independent and impartial arbitrator. Any party may call for arbitration by written notice to the other. If within twenty (20) days after receipt of such notice, the parties are unable to agree upon an arbitrator, then any party may apply to the then sitting Chief Judge of the United States District Court for the Southern District of Texas requesting the appointment of an arbitrator. The arbitration shall be governed by the United States Arbitration Act (9 U.S.C. Sections 1-16) and, except as contradicted by the United States Arbitration Act, shall be conducted in accordance with the rules of the American Arbitration Association then in effect, including, without limitation, the Code of Ethics for Arbitrators in Commercial Disputes. The decision of the arbitrator on any point or points will be final. Judgment may be entered upon any award rendered by the arbitrator in any court having jurisdiction. Each party shall pay its own costs of the arbitration, including attorneys' fees, preparation costs and travel expenses. All other costs of arbitration, including the cost of the arbitrator, shall be borne equally by the parties.

                 (p)      Attorneys' Fees.    If any litigation is commenced
between the parties concerning this Agreement, the party prevailing in such litigation shall be entitled to the reasonable attorneys' fees and expenses of counsel and court costs incurred by reason of such litigation.

         EXECUTED, this the 15th day of May, 1995, but effective for all purposes as of the Effective Time.

                              SELLER:

                              PAROO PETROLEUM (USA), INC.
                              a Delaware corporation




                              By:   ___________________________________

                              Name:    N.L. Stevens, III
                              Title:  Attorney-in-Fact

                              PURCHASER:

                              HARKEN ENERGY CORPORATION,
                              a Delaware corporation




                              By:  ____________________________________
                                      Larry E. Cummings, Vice President